UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 13, 2012

KID BRANDS, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-8681	22-1815337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Meadowlands Plaza, 8th Floor, East Rutherford, New Jersey		07073
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 405-2400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

As of June 30, 2012, Kid Brands, Inc. (the “Company”) was not in compliance with the consolidated leverage ratio covenant under its then-existing credit agreement (the “2011 Credit Agreement”). As a result, such credit agreement was amended on August 13, 2012, among other things, to waive such non-compliance, amend the financial covenants applicable to the Company for future periods, and in consideration therefor, amend the terms of the 2011 Credit Agreement.

On August 13, 2012, KID, specified domestic subsidiaries consisting of Kids Line, LLC, Sassy, Inc., LaJobi, Inc., CoCaLo, Inc., I&J Holdco, Inc., and RB Trademark Holdco, LLC (the “Licensor”), the owner of specified intellectual property previously licensed to the buyer of the Company’s former gift business (such entities collectively with KID and such other future created or acquired domestic subsidiaries that are designated as borrowers from time to time, the “Borrowers”), executed a Waiver and First Amendment to Credit Agreement and First Amendment to Security Agreement (the “2012 Credit Agreement”), with certain financial institutions (the “Lenders”), including Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. The obligations of the Borrowers under the 2012 Credit Agreement are joint and several. The 2012 Credit Agreement amends and restates the 2011 Credit Agreement.

The 2012 Credit Agreement provides for: (i) an aggregate maximum $52.0 million revolving credit facility (the “2012 Revolver”), subject to a $47.0 million availability cap (which may be increased in $1.0 million increments up to a maximum of $5.0 million under specified circumstances), and borrowing base limitations based on 80% of eligible receivables, plus the lesser of $20.0 million and 55% of the value of eligible inventory (minus specified reserves, including, for rent and dilution); (ii) a $5.0 million sub-facility for letters of credit; (iii) a sub-facility for swing-line loans in a maximum amount of $5.0 million; and (iv) a $23.0 million term loan (the “2012 Term Loan”). Upon execution of the 2012 Credit Agreement, $23.0 million of the amount outstanding under the 2011 Credit Agreement was converted into the 2012 Term Loan, and the remaining amounts continued as outstanding under the 2012 Revolver. KID’s previous ability to increase the amount of its revolver by up to $35.0 million under specified conditions was eliminated from the 2012 Credit Agreement.

Upon submission of the borrowing base certificate due on September 20, 2012, the Borrowers are required to make an immediate principal repayment in respect of the 2012 Term Loan in an amount equal to the amount by which the sum of the availability under the 2012 Revolver plus the Borrowers’ cash and cash equivalents on such date exceeds $5.0 million. If at any time thereafter, the borrowing base is increased as a result of specified increases in eligible inventory, the Borrowers will be required to make an additional principal pay-down in the amount of such increase. Commencing September 30, 2012, the Borrowers are required to make monthly amortization payments on the 2012 Term Loan based on a 5-year amortization schedule (after giving effect to the September 20, 2012 payment described above). Amounts repaid on the 2012 Term Loan may not be reborrowed.

Loans under the 2012 Credit Agreement are required to be prepaid upon the occurrence, and with the proceeds, of certain transactions, including most asset sales or any debt or equity issuances, and in the amount of any increase in the availability cap. The maturity date of amounts outstanding under the 2012 Credit Agreement is April 1, 2014 (subject to customary early termination provisions).

The 2012 Revolver and the 2012 Term Loan bear interest, at the Borrowers’ option, at a specified base rate (the highest of (x) the Administrative Agent’s prime rate, (y) the Federal Funds rate plus 0.50%, and (c) a specified Eurodollar base rate plus 1.0%), or a specified Eurodollar rate based on specified British Bankers Association LIBOR, plus (in each case) applicable margins, and in the case of the 2012 Term Loan commencing on December 15, 2012, an in-kind interest rate of 2% (“PIK Interest”), which may be accrued to the outstanding principal of the 2012 Term Loan. With respect to the 2012 Revolver, applicable margins range from 1.75% to 3.00% on Eurodollar rate loans and from 0.75% to 2.00% on base rate loans, based on the Company’s Consolidated Leverage Ratio (as defined below) for the applicable trailing twelve-month period. With respect to the 2012 Term Loan, the applicable margin is 8.0% on Eurodollar rate loans and 7.0% on base rate loans; provided further, that if the 2012 Term Loan and all interest accrued thereon other than PIK Interest is paid in full on or prior to December 15, 2012, the PIK Interest will be waived.

During the continuance of any default under the 2012 Credit Agreement, the applicable margin shall increase by 2% (subject, in all cases other than a default in the payment of principal, to the written consent of Lenders holding a majority of the commitments (the “Required Lenders”) and prior written notice to KID).

The Borrowers may prepay the 2012 Revolver, the 2012 Term Loan and any swing-line loans at any time and from time to time without premium or penalty, and without a corresponding commitment reduction in the case of the 2012 Revolver. The unutilized portion of the 2012 Revolver may be reduced or terminated by the Borrowers at any time and from time to time without premium or penalty.

Commencing no later than November 15, 2012, substantially all cash, other than cash set aside for the benefit of employees (and certain other exceptions), will be swept and applied to repayment of the 2012 Revolver.

Under the terms of the 2012 Credit Agreement, the Company is required to comply with the following financial covenants (the “2012 Financial Covenants”): (a) a maximum Consolidated Leverage Ratio (defined below) for the trailing twelve month period as of the end of each month in the following amounts: July 31, 2012: 6.25 to 1.0; August 31, 2012: 7.75 to 1.0; September 30, 2012: 6.75 to 1.0; October 31, 2012: 6.50 to 1.0; November 30, 2012: 5.75 to 1.0; December 31, 2012: 4.50 to 1.0; January 31, 2013: 5.00 to 1.0: February 28, 2013: 5.00 to 1.0; March 31, 2013: 4.25 to 1.0; April 30, 2013: 5.00 to 1.0; May 31, 2013: 4.25 to 1.0; June 30, 2013: 3.75 to 1.0; July 31, 2013: 4.00 to 1.0; August 31, 2013: 4:00 to 1.0; September 30, 2013: 3.50 to 1.0; October 31, 2013: 3.75 to 1.0; November 30, 2013: 3.75 to 1.0; and December 31, 2013 (and each trailing 12-month period thereafter): 3.25 to 1.0; and (b) a minimum Consolidated Fixed Charge Coverage Ratio (defined below) as of the end of each month in the following amounts: for the three months ending July 31, 2012: 1.50 to 1.0; for the three months ending August 31, 2012: 1.50 to 1.0; for the three months ending September 30, 2012: 1.40 to 1.0; for the four months ending October 31, 2012: 1.30 to 1.0; for the five months ending November 30, 2012: 1.30 to 1.0; for the six months ending December 31, 2012: 1.60 to 1.0; for the seven months ending January 31, 2013: 1.25 to 1.0; for the eight months ending February 28, 2013: 1.25 to 1.0; for the nine months ending March 31, 2013: 1.25 to 1.0; for the ten months ending April 30, 2013: 1.25 to 1.0; for the eleven months ending May 31, 2013: 1.25 to 1.0; and for the twelve months ending June 30, 2013, and each trailing twelve-month period thereafter: 1.25 to 1.0.

Covenants would revert to quarterly testing upon the last to occur of: (a) December 31, 2012; (b) the last day of the first trailing-twelve month period during which the Borrowers’ Consolidated Leverage Ratio is less than 3.00 to 1.00 and the Borrowers’ Consolidated Fixed Charge Coverage Ratio is greater than 1.50 to 1.00; (c) the date upon which the Borrowers’ reach definitive settlement agreements with U.S. Customs with respect to all outstanding Duty Events (specified customs duty underpayments made by Kids Line, CoCaLo and Sassy); and (d) the repayment of the 2012 Term Loan in full (such latest date, the “Transition Date”).

The Consolidated Fixed Charge Coverage Ratio under the 2012 Credit Agreement means, as of any date of determination, the ratio of (a) Covenant EBITDA for the applicable period of computation (as set forth above) minus the sum of (i) all unfinanced capital expenditures incurred during such period, (ii) all cash taxes paid by KID during such period, and (iii) all cash dividends paid by KID during such period, to (b) an amount generally equal to, with respect to the Company, the sum for such period of all scheduled interest and principal payments of debt, including the principal component of any capital lease paid or payable in cash plus any amounts paid during such period in respect of (i) any Duty Amounts (all customs duties, interest, penalties and any other amounts payable to U.S. Customs by LaJobi, Kids Line, CoCaLo or Sassy, to the extent such amounts relate to Duty Events), or (ii) earnout consideration in respect of KID’s 2008 acquisition of LaJobi (the “LaJobi Earnout Consideration”), if any.

The Consolidated Leverage Ratio under the 2012 Credit Agreement is the ratio of the indebtedness of the Company to Covenant EBITDA for the trailing twelve-month period ending on the date of determination. Indebtedness, as used in the determination of the maximum Consolidated Leverage Ratio, generally means the outstanding principal amount of all debt (including obligations under capital leases plus the undrawn face amounts of all letters of credit, and excluding LaJobi Earnout Consideration and contractually agreed-upon payments related to Duty Amounts).

Covenant EBITDA, as defined in the 2012 Credit Agreement, is a non-GAAP financial measure used to determine relevant interest rate margins and the Borrowers’ compliance with the 2012 Financial Covenants, as well as the determination of whether certain repurchases of equity securities, acquisitions, payments of specified duty amounts underpayments, and payment of LaJobi Earnout Consideration, if any, can be made if other specified prerequisites are met, and the determination of the amount of specified fees. Covenant EBITDA for purposes of the 2012 Credit Agreement is defined generally as the net income of the Company (excluding extraordinary after-tax or non-cash non-recurring gains or losses, non-cash gains or losses from dispositions other than the write-down of current assets, non-cash restructuring charges, tax refunds, and net operating losses or other net tax benefits and any after tax gains and losses from discontinued operations), as adjusted for, to the extent deducted (added) in determining net income: (i) interest expense; (ii) income tax expense; (iii) depreciation; (iv) amortization; (v) other non-cash charges (gains); (vi) if expensed, reasonable costs incurred in connection with the execution of the 2012 Credit Agreement and Loan Documents thereunder; (vii) non-cash transaction losses (gains) due solely to fluctuations in currency values, in each case, during such period; and (viii) if accrued or expensed during or after the quarter ending December 31, 2010 (or in any prior period to the extent a restatement is required), (a) the amount of all Duty Amounts so accrued or expensed, (b) the amount of LaJobi Earnout Consideration, if any, paid in accordance with the terms of the 2012 Credit Agreement and (c) fees and expenses incurred by the Loan Parties (as defined in the 2012 Credit Agreement) in connection with the Loan Parties’ and any governmental authority’s investigation of the Duty Amounts and Duty Events, in an aggregate amount under clauses (a), (b) and (c) not to exceed the sum, for all periods, of (x) $14.855 million less (y) the amount of LaJobi Earnout Consideration, if any, paid, other than in accordance with the terms of the 2012 Credit Agreement and/or to the extent not deducted in determining consolidated net income. Notwithstanding the foregoing, the determination of Covenant EBITDA shall be subject to caps in respect of (i) professional fees and expenses incurred after July 1, 2012 that may be added back in the amount of $1.0 million through September 30, 2012, $1.5 million, $1.8 million through December 31, 2013, plus all reasonable and necessary fees and expenses of the Retained Executive (defined below), if required to be retained in 2012, and (ii) restructuring costs that may be added back as determined by the Administrative Agent in its discretion.

The 2012 Credit Agreement contains customary representations and warranties, as well as various affirmative and negative covenants in addition to the 2012 Financial Covenants, including, without limitation, financial reporting requirements, notice requirements with respect to specified events and required compliance certificates. In addition, among other restrictions, the Loan Parties (and their subsidiaries) are prohibited from consummating a merger or other fundamental change, paying dividends and making distributions, purchasing or redeeming stock, incurring additional debt or allowing liens to exist on its assets, making acquisitions, disposing of assets and other transactions outside of the ordinary course of business, making specified payments and investments, engaging in transactions with affiliates, paying Duty Amounts, or paying any LaJobi Earnout Consideration, subject in each case to specified exceptions, some of which are described below.

With respect to the payment by KID of dividends, among other things, after the 2012 Term Loan has been repaid in full, so long as no event of default or unmatured event of default then exists or would result therefrom, and no violation of the 2012 Financial Covenants then exists or would result therefrom, KID will be permitted to pay a regular quarterly dividend, provided, however, that prior to such time that the “focused assessment” of U.S. Customs has been deemed concluded and all Duty Amounts required thereby have been remitted (the “Duty Conclusion Date”), such payments, when aggregated with permitted repurchases of KID’s equity securities as described below, is limited to an aggregate amount not to exceed $5.0 million.

With respect to the repurchase by KID of its equity securities, among other things, after the 2012 Term Loan has been repaid in full, so long as no event of default or unmatured event of default then existed or would result therefrom, no violation of the 2012 Financial Covenants then exists or would, on a pro forma basis, result therefrom, and the Consolidated Leverage Ratio, on a pro forma basis, is at least 0.25x less than the maximum then permitted, KID will be permitted to repurchase or redeem its equity securities, provided, however, that prior to the Duty Conclusion Date, such payments, when aggregated with permitted quarterly dividends as described above, is limited to an aggregate amount not to exceed $5.0 million.

With respect to acquisitions, generally after the 2012 Term Loan has been repaid in full, specified non-hostile acquisitions are permitted (without a ceiling on the purchase price therefor), provided that, among other things, immediately before and after giving effect to such acquisition, no event of default or unmatured event of default exists, the Loan Parties are in pro forma compliance with the 2012 Financial Covenants, the pro forma Consolidated Leverage Ratio is at least 0.25x less than the maximum level then permitted, and minimum availability under the 2012 Revolver is at least $15.0 million.

Generally with respect to the payment of LaJobi Earnout Consideration, any final judgment against the Borrowers in respect of thereof, and any required payments in respect thereof, would be governed through a judgment default threshold of $2.5 million.

The 2012 Credit Agreement also requires that the Borrowers provide the Administrative Agent with frequent and detailed financial reporting, projections and reconciliations.

On or before September 15, 2012, the Company is required to retain a financial advisor (and until such time as a financial advisor is retained, continue to retain JH Cohn in such capacity). In addition, in the event that the Borrowers fail to: (i) deliver, on or before October 15, 2012, a letter of intent for an equity or subordinated debt infusion in an amount sufficient to satisfy the 2012 Term Loan in full on or before December 15, 2012, (ii) deliver, on or before November 15, 2012, a binding commitment letter with respect to such an equity or subordinated debt infusion on terms reasonably acceptable to the Required Lenders, or (iii) satisfy the 2012 Term Loan in full on or before December 15, 2012, then, within 5 business days of any such failure, the Borrowers are required to engage the financial advisor referred to above in an executive capacity (the “Retained Executive”) who will have certain authority over operations.

The 2012 Credit Agreement contains customary events of default (including any failure to remain in compliance with the 2012 Financial Covenants). If an event of default occurs and is continuing (in addition to default interest as described above, the requirement for all PIK Interest to be paid in cash, and other remedies available to the Lenders), with the consent of the Required Lenders, the Administrative Agent is entitled to, and at the request of such Lenders, the Administrative Agent is required to, declare commitments under the 2012 Credit Agreement to be terminated, declare outstanding obligations thereunder to be due and payable, and/or demand cash collateralization of letters of credit (provided that upon events of bankruptcy, the commitments will be immediately due and payable, and the Borrowers will be required to cash collateralize letters of credit). In addition, an event of default under the 2012 Credit Agreement could result in a cross-default under certain license agreements that KID maintains.

The 2012 Credit Agreement also contains customary conditions to lending, including that no default shall exist, or would result from any proposed extension of credit.

The Company paid fees and expenses to the Administrative Agent in the aggregate amount of $375,000 in connection with the execution of the 2012 Credit Agreement (the “Arrangement Fee”). In addition, the Company incurred a waiver and amendment fee of $375,000 to the Lenders (the “Waiver and Amendment Fee”). With respect to each of the Arrangement Fee and the Waiver and Amendment Fee, $187,500 was paid on August 13, 2012. The remaining balance of $187,500 of each of the Arrangement Fee and the Waiver and Amendment Fee is payable on December 16, 2012; provided, that (i) if all outstanding obligations under the 2012 Credit Agreement have been paid in full on or before December 15, 2012, each of such remaining balances will be waived in their entirety, and (ii) if the 2012 Term Loan has been paid in full on or before December 15, 2012, $57,500 of each the remaining balances will be waived. The Borrowers are also required to pay a quarterly commitment fee ranging from 0.30% to 0.50% (based on the Consolidated Leverage Ratio) on the daily unused portions of the 2012 Revolver (outstanding amounts under letters of credit are considered utilization for this purpose; outstanding swing-line loans are not so considered); letter of credit fees ranging from 1.75% to 3.00% (based on the Consolidated Leverage Ratio) on the maximum daily amount available to be drawn, plus fronting fees and other customary fees as are set forth in the 2012 Credit Agreement. In addition, in the event the 2012 Term Loan has not been repaid in full on or before December 15, 2012, the Company shall pay to the Administrative Agent for the account of the Lenders a fee in an amount equal to the product of (i) 2% and (ii) the actual daily outstanding principal amount of the 2012 Term Loan from August 13, 2012 through December 15, 2012 (this fee may be accrued to the 2012 Term Loan at the Company’s election so long as there is no event of default on the day it is due).

In order to secure the obligations of the Loan Parties under the 2011 Credit Agreement, each Loan Party had pledged 100% of the equity interests of its domestic subsidiaries, including a pledge of the capital stock of each Borrower (other than KID) and the Licensor, and 65% of the equity interests of specified foreign subsidiaries, to the Administrative Agent, and had granted security interests to the Administrative Agent in substantially all of its personal property (other than the assets of the Licensor), all pursuant to the terms of a Second Amended and Restated Security and Pledge Agreement dated as of August 8, 2011 (the “2011 Security Agreement”). Under the terms of the 2012 Credit Agreement, the Licensor became a party to the 2011 Security Agreement.

Financing costs, including the fees and expenses paid upon execution of the 2012 Credit Agreement, will be recorded in accordance with applicable financial accounting standards.

Item 1.02 Termination of a Material Definitive Agreement

As described in Item 1.01 of this Current Report on Form 8-K, effective immediately upon the execution of the 2012 Credit Agreement by the respective parties thereto, the terms and conditions of the 2011 Credit Agreement were amended as set forth in, and restated in their entirety and superseded by, the 2012 Credit Agreement. A description of the material terms of the 2011 Credit Agreement is located in KID’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 under the heading “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Debt Financings — 2011 Credit Agreement”, and in Note 4 to the Notes to Unaudited Consolidated Financial Statements therein.

Section 2 — Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures required by this Item are set forth in Item 1.01 above, which is incorporated herein by reference thereto.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed with this report:

10.44	Waiver, First Amendment to Credit Agreement and First Amendment to Security Agreement, dated August 13, 2012, among Kids Brands, Inc., its domestic subsidiaries party thereto, the Lenders party thereto and Bank of America, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2012	KID BRANDS, INC.

	By:	/s/ Marc S. Goldfarb

Marc S. Goldfarb
Senior Vice President and General Counsel

Exhibit Index

10.44	Waiver, First Amendment to Credit Agreement and First Amendment to Security Agreement, dated August 13, 2012, among Kids Brands, Inc., its domestic subsidiaries party thereto, the Lenders party thereto and Bank of America, N.A., as Administrative Agent.